                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                             CONTINENTAL MATERIALS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                       CONTINENTAL MATERIALS CORPORATION

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

    The 1998 annual meeting of stockholders of Continental Materials Corporation (the "Company") will be held at The Northern Trust, 50 South LaSalle Street, Chicago, Illinois, on Wednesday, May 27, 1998, at 10:00 a.m., to consider and act upon the following matters:

        (a) The election of three directors to serve until the 2001 annual meeting or until their successors are elected and qualified;

        (b) The proposal of a stockholder of the Company, if presented at the meeting, which is more fully described in the attached Proxy Statement;

        (c) The ratification of the appointment of independent certified public accountants to the Company for the fiscal year ending January 2, 1999; and

        (d) The transaction of such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on April 3, 1998 are entitled to notice of and to vote at the annual meeting or any adjournment thereof.

    Accompanying this notice are the Annual Report for the fiscal year ended January 3, 1998, a proxy statement, a form of proxy, and an envelope for returning the executed proxy to the Company. Stockholders unable to attend the annual meeting in person are requested to date, sign and return the enclosed proxy promptly.

                                           By Order of the Board of Directors,
                                                     Mark S. Nichter
                                                        Secretary

Chicago, Illinois
April 17, 1998

                       CONTINENTAL MATERIALS CORPORATION
                             225 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                                PROXY STATEMENT

                                ----------------

                              GENERAL INFORMATION

    The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board") of Continental Materials Corporation, a Delaware corporation (the "Company"), for use at the annual meeting of the Company's stockholders to be held on May 27, 1998, and is revocable at any time before it is exercised. Such revocation may be effected by written notice to the Secretary of the Company, by executing a subsequent proxy or by voting at the meeting in person. All proxies duly executed and received will be voted on all matters presented at the meeting. Where a specification as to any matter is indicated, the proxy will be voted in accordance with such specification. Where, however, no such specification is indicated, the proxy will be voted for the named nominees, against the stockholder proposal, if presented, for the ratification of Coopers & Lybrand LLP, and in the judgment of the Proxies on any other proposals. The approximate date on which this proxy statement and the enclosed proxy are first sent or given to stockholders is April 17, 1998.

    The holders of record on April 3, 1998, of the 1,075,149 outstanding shares of common stock of the Company, are entitled to notice of and to vote at the annual meeting. Each such share is entitled to one vote for each Director.

    The three nominees for election as directors at the 1998 annual meeting of stockholders who receive the greatest number of votes cast for the election of directors at that meeting by the holders of the Company's common stock entitled to vote at that meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the voting power of the Company's common stock, present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary to approve the ratification of the appointment of independent certified public accountants for the fiscal year ending January 2, 1999. An affirmative vote of the holders of a majority of the voting power of the Company's common stock, present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary to approve the proposal submitted by a stockholder of the Company which is more fully described herein. Under Delaware law and the Company's Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, will be counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. If a quorum is present at the meeting, the total number of votes cast FOR each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. Shares present in person or by proxy but not voted, whether by abstention, broker non-vote, or otherwise, have the same legal effect as a vote AGAINST the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.

                             ELECTION OF DIRECTORS

    The Company has a Board of Directors consisting of nine persons, divided into three classes. At this year's annual meeting three directors will be elected to serve for a term of three years or until their successors are elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote for the nominees named below. Management has no reason to believe that any nominee will be unable to serve. If any nominee should not be available, the persons named in the proxy will vote for the election of such persons as will continue as nearly as possible the existing management goals of the Company.

           NAME, AGE AND OTHER              SERVED AS                                                  CURRENT TERM
            POSITIONS, IF ANY,              DIRECTOR                                                    AS DIRECTOR
               WITH COMPANY                   SINCE                 BUSINESS EXPERIENCE                   EXPIRES
------------------------------------------  ---------  ----------------------------------------------  -------------
NOMINEE DIRECTORS

James G. Gidwitz, 51, Chairman of the
  Board and Chief Executive Officer.......    1978     Chairman of the Board and Chief Executive           1998
                                                        Officer of the Company since 1983.

Betsy R. Gidwitz, 57......................    1996     Former Professor from Massachusetts Institute       1998
                                                        of Technology.

Joseph J. Sum, 50, Vice President and
  Treasurer...............................    1989     Elected Assistant Treasurer of the Company in       1998
                                                        1978. Served as Controller of the Company
                                                        from 1979 through January 1989 and Secretary
                                                        from 1983 through February 1993. Elected Vice
                                                        President and Treasurer on August 8, 1988.

CONTINUING DIRECTORS

Ralph W. Gidwitz, 62......................    1984     President, Chief Executive Officer and              1999
                                                        Director of Financial Capital Corporation, a
                                                        financial consulting company, since 1996. Mr.
                                                        Gidwitz was previously President, Chief
                                                        Executive Officer and Director of RKG
                                                        Corporation, a company engaged in mergers and
                                                        acquisitions from 1991 through 1996.

William G. Shoemaker, 81..................    1968     Independent business consultant since January       1999
                                                        1991.

Theodore R. Tetzlaff, 53..................    1981     Partner in the Chicago law firm of Jenner &         1999
                                                        Block since 1982.

           NAME, AGE AND OTHER              SERVED AS                                                  CURRENT TERM
            POSITIONS, IF ANY,              DIRECTOR                                                    AS DIRECTOR
               WITH COMPANY                   SINCE                 BUSINESS EXPERIENCE                   EXPIRES
------------------------------------------  ---------  ----------------------------------------------  -------------
Thomas H. Carmody, 51.....................    1994     Consultant to Chairman and Chief Executive          2000
                                                        Officer of Reebok International, Ltd.,
                                                        publicly traded footwear, apparel and fitness
                                                        equipment company. Mr. Carmody has also
                                                        previously served as Vice President, U.S.
                                                        Operations and Vice President, Sports
                                                        Division of Reebok.

Ronald J. Gidwitz, 53.....................    1974     President of Helene Curtis, a producer of           2000
                                                        personal care products, since July 1, 1979
                                                        and Chief Executive Officer since 1985.

Darrell M. Trent, 59......................    1997     Chairman of the Board and Chief Executive           2000
                                                        Officer of Acton Development Company, Inc., a
                                                        real estate development and property
                                                        management company, since 1988. Mr. Trent was
                                                        also Chairman of the Board and Chief
                                                        Executive Officer of Clean Earth
                                                        Technologies, Inc., an environmental
                                                        management venture from 1992 to 1994.

FAMILY RELATIONSHIPS

    James G. Gidwitz and Ronald J. Gidwitz are sons of Gerald S. Gidwitz. The late Joseph L. Gidwitz was Gerald S. Gidwitz's brother. Ralph W. Gidwitz is a son of, and Betsy R. Gidwitz is a daughter of, Joseph L. Gidwitz. Gerald S. Gidwitz, together with his wife, and their descendants as well as the descendants of Joseph L. Gidwitz are herein referred to as the "Gidwitz Family." See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

COMMITTEES OF THE BOARD

    The Company's Board of Directors has established an Audit Committee and a Compensation Committee. There is no standing nominating committee or other committee performing similar functions.

    In 1997 the Audit Committee was composed of Theodore R. Tetzlaff, William G. Shoemaker and Ralph W. Gidwitz. The function of the Audit Committee is to review and make recommendations regarding: the hiring or retention of an independent accounting firm to audit the Company's financial statements; the Company's policies with respect to maintaining its books and records and furnishing information to its independent auditors; the scope and effectiveness of the independent auditor's audit procedures; the implementation of recommendations made by the independent auditors in their annual management letter; the adequacy and competency of Company personnel engaged in such activities; the procedures of the Company in furnishing the public financial information, in accordance with generally accepted accounting principles and practices; and such other matters relating to the Company's financial affairs and accounts as the Audit Committee deems desirable or in the best interest of the Company. There were two committee meetings in 1997.

    The Compensation Committee was composed of Ronald J. Gidwitz and Theodore R. Tetzlaff in 1997. See "COMPENSATION COMMITTEE REPORT" for discussion of responsibilities. The Committee held two meetings in 1997.

BOARD MEETINGS

    The Board of Directors held three meetings in fiscal 1997. All directors except Betsy R. Gidwitz attended 75% or more of the aggregate number of meetings of the Board of Directors and the Committees of the Board of Directors during the time when they served.

DIRECTOR'S COMPENSATION

    Each director who is not an officer or employee of the Company receives a set fee of $10,000 per year, plus additional fees of $500 for each board meeting or board committee meeting which he attends, with a $5,000 cap on the aggregate meeting fee.

                             EXECUTIVE COMPENSATION

    The following table summarizes the compensation of the Company's chief executive officer and its two other executive officers for the years 1995 through 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                              --------------------------------
                                                                                                     PAYOUTS
                                                                                     AWARDS         ----------
                                              ANNUAL COMPENSATION             --------------------  LONG-TERM
                                    ----------------------------------------  RESTRICTED            INCENTIVE
  NAME AND PRINCIPAL                                         OTHER ANNUAL       STOCK      STOCK       PLAN         ALL OTHER
       POSITION            YEAR      SALARY      BONUS     COMPENSATION (1)    AWARDS     OPTIONS    PAYOUTS    COMPENSATION (2)
-----------------------  ---------  ---------  ---------  ------------------  ---------  ---------  ----------  -----------------
James G. Gidwitz --           1997  $ 359,550  $ 260,900          --            None       None        None         $ 100,559
Chairman and Chief            1996    346,813    246,900          --            None       None        None            97,918
Executive Officer             1995    338,850     68,000          --            None      30,000       None            72,955

Joseph J. Sum --              1997    162,591     75,900          --            None       None        None            31,513
Vice President and            1996    154,958     73,300          --            None       None        None            29,697
Chief Financial               1995    150,000     11,250          --            None      12,000       None            16,360
Officer

Mark S. Nichter --            1997     94,750     34,000     $  15,680          None       None        None            18,968
Secretary                     1996     90,292     31,700        15,125          None       None        None            17,581
                              1995     87,218      5,500          --            None       None        None             8,380

------------

(1) Where no amounts are shown, Other Annual Compensation does not exceed the reporting thresholds.

(2) For 1997, the amounts shown represent the employer matching contributions to the Company's 401(k) Plan. For Messrs. Gidwitz and Sum, these amounts include amounts deferred under a Supplemental Profit Sharing Plan.

STOCK OPTIONS

    The Company's Amended and Restated 1994 Stock Option Plan provides for the granting of stock options to attract, retain and reward key managerial employees of the Company or its subsidiaries. The Stock Option Plan provides that grants of options and option prices will be established by the Compensation Committee of the Board of Directors. Option prices may not be less than the fair market value of the stock at the date of the grant. During 1995 there were options granted for 78,000 shares of stock at an exercise price of $13.125. All 78,000 options became exercisable during 1996 although none were exercised. There were no options granted during either 1997 or 1996. During 1997, 12,000 of the shares were forfeited when the grantee resigned from the Company.

    The following table sets forth the number of shares for which stock options were exercised during the last fiscal year, the value realized, the number of shares for which options were outstanding and the value of those options as of the fiscal year end.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                                                  VALUE OF
                                                                                                                UNEXERCISED
                                                                                                                IN-THE-MONEY
                                                                                                                 OPTIONS AT
                                                                                                                   FY-END
                                                   SHARES ACQUIRED                              EXERCISABLE/    EXERCISABLE/
                     NAME                          ON EXERCISE (#)       VALUE REALIZED ($)     UNEXERCISABLE  UNEXERCISABLE
----------------------------------------------  ---------------------  -----------------------  -------------  --------------
James G. Gidwitz..............................                0                       0           30,000/0       $412,500/0
Joseph J. Sum.................................                0                       0           12,000/0       165,000/0

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

    The Executive Compensation Program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee's major responsibilities are:

    1. Reviewing the Company's major compensation and benefit practices, policies and programs including administration of the Company's Amended and Restated 1994 Stock Option Plan with respect to executive officers; and

    2.  Reviewing executive officers' salaries and bonuses.

COMPENSATION PHILOSOPHY

    It is the philosophy of the Company to ensure that executive compensation is linked to corporate performance. Accordingly, in years in which performance goals are achieved or exceeded, executive compensation should be higher than in years in which the performance is below expectation. At the same time, the Committee is cognizant of its need to offer compensation that is competitive. By providing the opportunity for compensation that is comparable to the levels offered by other similarly situated companies, the Company is able to attract and retain key executives. The Committee regularly reviews the Company's compensation programs to ensure that pay levels and incentive opportunities are competitive and reflect the performance of the Company. In conducting this review the Committee retains independent compensation consultants.

COMPENSATION PROGRAM COMPONENTS

    To achieve its compensation goals, the compensation program consists primarily of two components, base salary and bonuses. Both components are adjusted based upon corporate performance and individual initiative and performance. Total pay levels, that is the aggregate of base salary and annual bonus, are largely determined through comparisons with companies of similar size and complexity. Total pay levels for the executive officers are competitive within a range that the Committee considers to be reasonable and necessary.

PERFORMANCE MEASURES

    The Committee uses various performance measures in evaluating annual executive compensation. The Committee examined earnings as an important measure of performance. The Committee also considered return on net investment and personal goals. In its consideration, the Committee did not assign quantitative relative weights to these factors or follow mathematical formulae. Rather, the factors discussed above are compared by the Committee with the Company's annual business plan, the Company's prior year's performance and the performance of other companies in the industry segments in which the Company competes. The Committee then made judgments after considering the various factors. The Committee believes that these performance measures serve to align the interests of executives with the interests of stockholders.

1997 COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In evaluating the compensation of the Company's chief executive officer (the "CEO"), the Committee reviewed the CEO's existing compensation arrangements, the performance of the Company (taking into account the performance measures discussed above) and the CEO and compensation of chief executive officers in similarly situated companies. Based on this review, the Committee increased the CEO's salary by 3.7% in 1997 as compared with 2.4% in 1996 and 7.5% in 1995. In setting the 1997 increase, the Committee considered, among other things, the level of compensation of executives in similarly situated companies. In granting the CEO's bonus in 1997, the Committee likewise considered the incentive compensation paid to CEOs of similar companies and the Company's performance in 1997. The Company's performance in 1997 exceeded all goals set forth in the Company's annual business plan. Net income grew 32% to $3,110,000 compared to $2,355,000 in 1996. Accordingly, the Committee granted the CEO a bonus of $260,900 for 1997 compared to $246,900 last year.

STOCK OPTION AND LONG-TERM PLANS

    The Company maintains the Continental Materials Corporation Amended and Restated 1994 Stock Option Plan, as discussed under the heading "Stock Options" above. The Company has no other long-term compensation plans.

SUMMARY

    After reviewing all of its existing compensation programs, the Committee continues to believe that the total compensation program for executives of the Company is competitive with the compensation programs provided by other corporations of similar size and complexity. Moreover, the Committee believes that it has set compensation at levels that reflect each executive officer's contribution towards the Company's objectives.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                   RONALD J. GIDWITZ AND THEODORE R. TETZLAFF

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    Theodore R. Tetzlaff, a member of the Compensation Committee, is a partner in the Chicago law firm of Jenner & Block. From time to time, the Company retains Jenner & Block to provide it with legal services. The dollar amount of fees paid to Jenner & Block by the Company in 1996 did not exceed 5% of that firm's annual gross revenues.

    The Company engaged in various transactions in which members of the Gidwitz Family, including Ronald Gidwitz, had an interest.

    McCord Group, Inc. ("McCord") is a company engaged in the travel agency business. The ownership of McCord includes members of the Gidwitz Family. The Company purchased a total of approximately $55,000 in airline tickets and other travel services from McCord during its last fiscal year. Management believes that these purchases were on terms that were as favorable as might be obtained from an unrelated third party.

    The Company is currently serving as the sponsoring corporation in an Insurance Purchasing Group (the "Group"), which consists of the Company and its subsidiaries and other companies in which the Gidwitz Family are the principal owners. The cost of such insurance is allocated among all members of the Group based on such factors as, but not limited to, nature of the risk, loss history and size of operations. From time to time, the Company will advance payments to the insurance carriers on behalf of the individual members of the Group. The Company invoices each member of the Group for their respective share of each payment. Interest at the rate of prime plus one percent is charged on all amounts not paid by a member after 30 days from receipt of an invoice sent by the Company. During fiscal year 1997, certain members of the Group were indebted to the Company with respect to advances made by the Company under the insurance purchasing program. The largest aggregate amount of indebtedness outstanding at any time during fiscal year 1997 with respect to these companies equaled approximately $400,000. As of the date of this proxy statement, no past due amounts are owing to the Company from any member of the Group. The Company's participation in the Group has, in management's opinion, resulted in significant savings to the Company in terms of the cost of insurance premiums and other insurance charges.

                     COMPARISON OF TOTAL SHAREHOLDER RETURN

    The following graph compares the Company's cumulative total stockholder return on its common stock for a five year period (December 31, 1992 to December 31, 1997), with the cumulative total return of the American Stock Exchange Market Value Index ("ASEMVI"), and a peer group of companies selected by the Company. The "Peer Group" is more fully described below. Dividend reinvestment has been assumed with respect to the ASEMVI and the Peer Group. The companies in the peer group are weighted by market capitalization as of the beginning of the measurement period. The Company has never paid a dividend.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             CONTINENTAL       BROAD       PEER

               MATERIALS CP      MARKET      GROUP
1992                $100.00     $100.00    $100.00
1993                $104.92     $118.81    $117.67
1994                $152.48     $104.95    $115.08
1995                $159.02     $135.28    $147.68
1996                $278.69     $142.74    $187.19
1997                $352.46     $171.76    $262.78

    The Company manufactures and markets products in two separate industries. These industries are (i) heating and air conditioning and (ii) construction materials, primarily ready-mix concrete. The Company's principal activities have occurred exclusively in these two industries for over 15 years. The Peer Group selected by the Company for the above graph is a combination of companies from these two industries. The companies included in the Peer Group are: American Business Computer Corporation; Danaher Corporation; Fedders Corporation; Florida Rock Industries Inc.; ICC Technologies; Kysor Industrial Corporation; Lancer Corporation; LSB Industries, Inc.; Mesteck Inc.; Tecumseh Products Inc.; Westinghouse Electric Corporation; and Wynn's International, Inc.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following information is furnished as to the Common Stock of the Company owned beneficially as of March 27, 1998 by (i) each director, (ii) the executive officers named in the summary compensation table, (iii) directors and executive officers as a group, and (iv) persons that have reported beneficial ownership of more than 5% of the Company's Common Stock.

                                                           PERCENT
           NAME AND ADDRESS                                OF CLASS
         OF BENEFICIAL OWNER             NO. OF SHARES       (1)
--------------------------------------  ---------------  ------------
Gidwitz Family
  225 West Wacker Drive,
  Suite 1800
  Chicago, Illinois 60606                 393,265(2)           36.6%

Warren G. Lichtenstein
  750 Lexington Avenue New York, New
  York 10022                               96,650(4)            9.0%

Continental Materials Corporation
  Employees Profit Sharing Retirement
  Plan                                     45,546               4.2%

Thomas H. Carmody                             100

James G. Gidwitz                            3,001(2)(3)          .3%

Betsy R. Gidwitz                            3,001(3)             .3%

Ralph W. Gidwitz                            3,001(3)             .3%

Ronald J. Gidwitz                           3,001(3)             .3%

Mark S. Nichter                             --(2)

William G. Shoemaker                          160

Joseph J. Sum                                 200(2)

Theodore R. Tetzlaff                            0

Darrell M. Trent                                0

All directors and officers as a group
  (includes ten persons)                  439,271              40.9%

---------

(1) The shares owned in each case, except as otherwise indicated, constitute less than 1% of the outstanding shares of the Company's common stock.

(2) Excludes 45,546 shares held by the Company's Employee Profit Sharing Retirement Plan as to which James G. Gidwitz, Mark S. Nichter and Joseph J. Sum share voting power as trustees of such Plan.

(3) Excludes shares held indirectly as follows:

    (a) 363,563 shares owned by a partnership whose managing partners are Betsy
       R. Gidwitz, Gerald S. Gidwitz, James G. Gidwitz, Ralph W. Gidwitz, and Ronald J. Gidwitz.

    (b) 2,457 shares owned by McCord Group, Inc. whose beneficial owners include members of the Gidwitz Family.

    (c) 76 shares owned by a partnership whose beneficial owners are members of the Gidwitz Family.

    (d) 15,165 shares held directly by Gidwitz family members other than those family members included in the security ownership of management table above.

    With respect to the shares referenced in this Note, the beneficial owners indicated in (d) have sole voting and investment power and the beneficial owners indicated in (a), (b) and (c) have shared voting and investment power.

(4) Represents 96,650 shares held by Steel Partners II, L.P. By virtue of his position with Steel Partners II, Mr. Lichtenstein has sole power to vote and dispose of such 96,650 shares.

                     CONSIDERATION OF STOCKHOLDER PROPOSAL

    The Company has received the stockholder proposal described below. For the reasons described in the "STATEMENT OF THE BOARD OF DIRECTORS" responding to the proposal, the Board of Directors believes that the proposal is not in the best interests of the Company and its stockholders. Accordingly, the Board of Directors unanimously recommends that you vote AGAINST the proposal.

    Mr. Thomas P. Lowe, 2630 West Lafayette Road, Excelsior, MN 55331, owner of 19,900 shares of common stock of the Company, has submitted the following proposal and supporting statement:

                              STOCKHOLDER PROPOSAL

    Resolved, that the shareholders of Continental Materials Corporation hereby recommends to the Board of Directors to hire a nationally recognized investment banking firm to conduct an auction to sell the company's operating subsidiaries and distribute the net proceeds to the shareholders.

                  STATEMENT IN SUPPORT OF STOCKHOLDER PROPOSAL

    The author believes that the shares of Continental Materials Corporation are undervalued in the stock market, and the quickest way to maximize shareholder value would be to conduct an auction to sell the different business units. At present, the shares trade below stated book value per share and in comparison to where recent buyouts have occurred to similar type businesses by strategic buyers I believe the shares of the company could be worth between $40-$65 per share (pre-tax). Although there is a wide difference between potential values, it is my opinion that the shares are undervalued and the board of directors has a fiduciary obligation to the shareholders to maximize value.

    A $40 dollar valuation on the company represents a multiple of only 6 times the operating income of the company's operating subsidiaries net of debt. In comparison, Martin Marietta Materials recently purchased American Aggregates for
8.5 times cash flow, and Nortek, Inc. recently purchased Ply-Gem Industries for
7.4 times the operating income of the business, using these multiples net of debt, Continental Materials Corporation could be worth $65 per share (pre-tax).

    If you want to vote in favor of this proposal, you must mark the "FOR" box on the proxy next to this proposal.

    YOUR VOTE IS IMPORTANT!

    Please vote "FOR" this proposal and remember to sign and date your proxy card before returning it. Thank you for your consideration.

    The Board of Directors unanimously recommends that you vote AGAINST the proposal.

                      STATEMENT OF THE BOARD OF DIRECTORS

    The purpose of the Proposal is to have the Board take immediate action directed at causing the sale or merger of the Company to or with a third party. The supporting statement for the Proposal suggests that such a transaction would reward the Company's stockholders better than continued ownership of shares of the Company's common stock.

    The Board is always open to suggestions that would benefit the Company and enhance value for its stockholders. Although certain sale transactions do provide a premium over market value for a corporation's stockholders, that premium is not always large and does not always reflect the true long-term value of a company's stock.

    The Board of Directors of the Company, consistent with its fiduciary duties to all stockholders, frequently reviews the strategic alternatives available to the Company, and is committed to maximizing value for all stockholders. The Board considered the sale of the Company as recently as the end of 1996 when an investor group made a proposal to the Board of Directors to take the Company private. An independent investment firm was engaged to evaluate the offer and advise the Special Committee of the Board of Directors appointed to respond to the offer. The Special Committee concluded that the offered price was not adequate and that stockholders' value would be better served by continued operation.

    The Board of Directors believes that a "fire-sale" atmosphere could be created if the Proposal is approved. In its judgment, this would disadvantage any efforts to merge or sell the Company, either now, as the proponent suggests, or in the future. Approval of the Proposal might be regarded as a signal that the Board of Directors, under pressure from dissident stockholders, has lost its ability to determine the appropriateness of the timing of the sale of the Company, and thus has little bargaining power and could be pressured into accepting a reduced price.

    In addition, the Company believes that the statement in support of the Stockholder Proposal contains a number of assumptions or omits certain relevant data that materially overstate the estimated value of the Company. First, the information provided is not adequate to fully understand either the sellers' or the purchasers' respective reasons for the acquisitions. Also, the companies to which the Company is compared are much larger than our subsidiaries and their industries are not necessarily comparable. Ply-Gem is engaged in specialty wood products and American Aggregates is strictly an aggregates operation. By comparison, sales of aggregates account for less than ten percent of our consolidated net sales while wood products account for less than one percent of net sales. Second, the calculations set forth in the supporting statement do not necessarily include sales costs (e.g., federal and state taxes, investment banker fees and legal costs), as well as certain obligations of the Company such as long-term lease obligations and severance pay. Consideration of these items would drastically reduce the estimated return from a sale of our subsidiaries and ultimately the stock price. For example, corporate federal and state taxes alone would reduce the net proceeds available for distribution to stockholders by approximately 38% of the sales price in excess of the book value of the Company ($31,858,000 at January 3, 1998). Finally, the multiples paid in the two examples cited greatly exceed the multiples that the independent investment firm hired by the Special Committee at the end of 1996 concluded were reasonable for our subsidiaries.

    The common stock price has performed extremely well during the past two years registering gains of 26% in 1997 and 75% in 1996 as well as outperforming the broad market and peer group indices over the five-year period ended December 31, 1995. The Board of Directors believes that this demonstrates that each of the Company, its Board of Directors and its senior management have provided superior returns for the Company's stockholders.

    FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL.

    Approval of the Proposal requires the affirmative vote of the holders of a majority of the voting power of the Company's common stock, present in person or represented by proxy at the 1998 Annual Meeting and entitled to vote on the Proposal.

    In the event the stockholders approve the Proposal, the outside Board members, in determining what course of action to take, may, among other things, seek to determine the intentions of the Gidwitz Family Group due to the fact that pursuant to the Restated Certificate of Incorporation of the Company, any sale of the Company, or a substantial portion thereof, requires an affirmative vote of two-thirds of all of the outstanding stock of the Company. Incurring the expense of engaging investment bankers and other professionals and the resulting business disruption of an auction process may not be prudent in the event the Gidwitz Family Group informs the outside directors that they will not vote their shares in favor of the ultimate consummation of any such transaction. In addition, as noted above the Board believes that approval of the proposal could adversely affect the Company's bargaining power, thereby reducing the price in any such auction.

                   PROPOSAL FOR RATIFICATION OF ENGAGEMENT OF
                              INDEPENDENT AUDITORS

    The Board of Directors and the Audit Committee recommend ratification of the continued engagement of Coopers & Lybrand L.L.P., Certified Public Accountants, to audit the Company's books for the fiscal year ending January 2, 1999. An appropriate resolution ratifying such employment will be submitted to the stockholders at the annual meeting. If such resolution is not adopted, management will reconsider such appointment.

    A representative of Coopers & Lybrand is expected to be present at the stockholders' annual meeting. The representative will have an opportunity to make a statement if he/she desires to do so, and he/she will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

    The deadline for receipt of stockholder proposals for inclusion in the Company's proxy statement for its 1998 fiscal year is December 18, 1998.

    The management does not know of any matters to be presented at the annual meeting other than those set forth in this proxy statement. If any other matters not now known come before the annual meeting, it is intended that the persons named in the proxies will act according to their best judgment.

                                    EXPENSES

    The entire expense of preparing, printing and mailing the form of proxy and the material used for the solicitation thereof will be borne by the Company. In addition, the Company has retained the services of Beacon Hill Partners, Inc. to solicit proxies from nominees and brokers' accounts at a cost of approximately $4,500. Solicitation of proxies will be made by mail but also may be made through oral communications by directors, officers or employees of the Company who will receive no additional compensation for such efforts.

                                          By Order of the Board of Directors,

                                                     James G. Gidwitz
                                                  Chairman of the Board

PROXY                                                                  PROXY

                    CONTINENTAL MATERIALS CORPORATION
             PROXY CARD FOR ANNUAL MEETING ON MAY 27, 1998

   The undersigned hereby appoints Ronald J. Gidwitz and William G. Shoemaker as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Continental Materials Corporation held of record by the undersigned on April 3, 1998, at the annual meeting of stockholders to be held on May 27, 1998, or any adjournment thereof.

   The Board of Directors unanimously recommends a vote FOR Proposals (1) and
(3) and AGAINST Proposal (2).

   THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO INSTRUCTIONS ARE GIVEN, IT WILL BE VOTED "FOR" ELECTION OF ALL NOMINEES AS DIRECTORS OF THE COMPANY, "FOR" APPROVAL AND RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS AND "AGAINST" THE PROPOSAL BY A STOCKHOLDER, IF PRESENTED. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.


                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
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

                   CONTINENTAL MATERIALS CORPORATION
 PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

[                                                                            ]


                                                            FOR all nominees           WITHHOLD
                                                              listed below         AUTHORITY To vote
                                                            (except as marked to   for all nominees
                                                             the contrary below)     listed below
1. Election of three nominees to the Board of Directors.      / /                     / /
   James G. Gidwitz, Betsy R. Gidwitz and Joseph J. Sum

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name.)


2. Stockholder proposal regarding a recommendation to the Board of Directors to hire an investment banking firm to sell the Company's operating subsidiaries.

               For               Against            Abstain
               / /                 / /                / /

3. Approval and ratification of the Directors' appointment of Coopers & Lybrand as the Company's independent auditors for the year ending January 2, 1999.

               For               Against            Abstain
               / /                 / /                / /

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

               For               Against            Abstain
               / /                 / /                / /

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Dated                                                             ,1998
     -------------------------------------------------------------

-----------------------------------------------------------------------
                         Signature

-----------------------------------------------------------------------
                    Signature if held jointly

Please sign exactly as name appears above. Executors, administrators, trustees, guardians, attorneys-in-fact, etc. should give their full titles.
If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If a partnership, please sign in partnership name by authorized person. If stock is registered in two names, both should sign.


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